Ron DeFeo - Terex Corp - Chairman & CEO

Thank you, Laurie. Good morning, ladies and gentlemen. Thank you for your interest in Terex today. On the call and available for your questions is Steve Filipov and Tim Ford as well as in the room with me, Rick Nichols and Bob Isaman, our group presidents. Also in the room this morning is Tom Riordan, our President and Chief Operating Officer and Phil Widman, our CFO. To accommodate our audiences in earlier time zones or anyone unable to listen, there will be a replay of this teleconference. The replay will be available shortly after the conclusion of the call, and can be accessed until Thursday the 28th of February at 5:00 p.m. EDT. To access the replay, please call 800-642-1687, and international participants can call 706-645-9291 and enter conference ID 34272053.

Now, with the administration done, I would like to make a few opening comments and Phil will follow me to discuss the fourth quarter and full year. Tom Riordan will provide some further operating and market commentary and I will come back and give you a summary of the 2008 outlook and open it up to your questions. We would ask that any question should be followed with only one follow up question if possible so that we are fair to everyone on the call.

Overall, we are pleased with Terex’s operating and financial performance in 2007. This was a pretty important year for us. We faced a number of challenges and we feel we handled them reasonably well with an ability to continue to build capability for the future. Meaningful shifts took place in our business. These shifts support the overall growth and margin improvement strategies that are being deployed. For the full year, non-U.S. business represented 70% of our total net sales. The sales downdraft from U.S. housing began in mid 2006 so we had a full year effect in 2007. We were able to offset the rather small exposure that we do have to the U.S. housing market to begin and continue to grow our business in markets where aerial work platforms, cranes and mining equipment are still relatively quite strong.

Internationally, frankly we are attempting to “fish where the fish are” and are generally being successful. Furthermore, we are fortunate to have strong global conditions for the mining, crane and aerial work platforms categories. These are, coincidentally, our highest margin products. Encouragingly, we made progress with the Terex Construction segment in 2007. The markets are still somewhat against this team, but I am encouraged by their success.

We remain a company full of initiatives. We are working to make ourselves better. We are working on our supply chain and doing a better job of marketing our products. We are implementing the Terex Business System and the Terex  Management System. We are working on developing markets more aggressively, as well as including targeted acquisitions into our business plans that bolster the franchises that we are growing. These will build margin and sales in the months and years to come.

But frankly, we remain a very young company, but we do have lofty aspirations. I think the goals we have promised we have delivered upon. One of our biggest achievements in 2007 was the 10.5% operating margin that many doubted was achievable just two years ago. And we did this while growing profits overall more than 50% in the year and on a net sales increase of about 19.5%. Now we have our sights set upon the 12 by 12 in 2010 goal, and think we are ahead of the pace required to be a $12 billion sales company with 12% operating margin in but a couple of years. Now I would like to turn it over to Phil to discuss the quarter and year in detail.

Phil Widman - Terex Corp - CFO

Thanks, Ron. Good morning. Before I begin let me remind you that we will discuss expectations of future events and performance of the Company in today's call and such expectations are subject to uncertainties related to macro economic factors, interest rates, governmental actions and other factors. A fuller description of the factors that affect future expectations is included in the press release and our other public filings which I encourage you to read.

We closed out 2007 with a flurry of activity. Net sales reached a record for a quarterly period at $2.6 billion, up 19% excluding the translation impact of foreign currency fluctuations, while our income from operations of $240 million was the second largest quarterly amount in our history. Income from continuing operations increased to $1.67 per share from $0.97 in the prior year period. We generated $396 million in cash from operations as the profitability and turn around in our working capital performance came through.

Return on invested capital reached a record level of 43.3%. The net sales increase in the fourth quarter was driven mainly by the significant level of mining product deliveries, largely mining trucks, which represented 43% of the equipment deliveries for that group in the fourth quarter of 2007, compared to 16% in the prior year period. Large crawler and mobile telescopic crane deliveries also accelerated in the current quarter as a result of through-put improvements. We also had strong volume performance in the Aerial Work Platforms and Construction segments.

Income from operations increased to $240 million, with an operating margin of 9.3%, compared to $169 million, with an operating margin of 8.3%, in the prior year. Leverage from the volume growth in our more profitable segments and the positive impact of pricing adjustments more than offset the unfavorable effect from the mix impact from the mining truck volume mentioned earlier and unfavorable performance in certain product lines, namely the concrete cement mixer truck business. SG&A expenses, although slightly less as a percentage of net sales from the prior year, increased by $52 million, mainly due to the buildup of sales and service infrastructure in international markets to handle the increasing growth, investment in our strategic sourcing initiative, the Terex Management System, and certain performance-related incentives, as well as $16 million for the translation impact of foreign currency fluctuations.

The effective tax rate for continuing operations in the fourth quarter was 26.3% which included an out of period adjustment which reduced income tax expense by $10.9 million. The rate in the 2006 period was 35.7%. The full-year 2007 effective tax rate was 33.2% compared to 35.5% in the prior year.

As I mentioned, Return on invested capital reached 43.3% for the trailing twelve-month period, as we benefited from working capital improvements in the fourth quarter and the excellent full-year profitability. You will recall that our ROIC target for the year was 41.9%. We improved our level of working capital as a percent of annualized trailing quarter net sales to 18.5% in the fourth quarter from 23.2% in the third quarter. We were somewhat higher than 2006 due to the increased level of international shipments as well as some impact from supplier constraints on parts availability. We continue to maintain our focus on process improvement in this area.

Debt, less cash and cash equivalents decreased $109 million in the quarter to $80 million, representing 3.3% of total capitalization which is down from 4.7% at the end of 2006. Cash flow from operations of $396 million was generated mainly from income and working capital reductions of $157 million in the quarter. We spent $154 million on acquisitions, $38 million on capital expenditures and share repurchases totaled $95 million in the quarter and $167 million year-to-date. We issued $800 million in senior subordinated notes in the quarter at 8%, in anticipation of the deteriorating credit markets and an improving market for opportunistic acquisitions.

Let's move on to a quick review of the full-year performance. Our growth trajectory on net sales continues to put us on track to achieve our 12 by 12 in 2010 objective, as we grew to $9.1 billion or 13% over the prior year, excluding the translation effect of foreign currency fluctuations. Operating margin of 10.5% was up from 9.3% in 2006 which reflects the volume leverage and pricing effects in our highly profitable segments, improvement in our Construction segment to roughly 3% on our journey to delivering a more significant contribution to the overall Company's results, partially offset by the unfavorable effect of the increase in lower margin mining truck volume relative to other mining products, the Roadbuilding businesses, mainly the cement mixer truck product line, the phase down loss of roughly $10 million in our Terex Asset Services rerental business and a $2 million loss in a distribution business where we recently assumed full control. This overall margin performance should continue to improve as we realize the benefits of our internal initiatives and market dynamics.

2007 income from continuing operations of $614 million or $5.85 per share compared favorably to the $397 million and $3.85 per share in 2006, as we continue on our journey to realize our full potential. With that I will turn it over to Tom to discuss end markets and operating initiatives.

Tom Riordan - Terex - Pres. COO

Thanks, Phil. Good morning, everyone. I will cover our current views of end markets, discuss how each of our businesses are performing and then get into some of our key operating initiatives. The end markets for Terex continue to be reasonably strong on average as the trend to improve global infrastructure drives the basic demand for our products. However, there are clear differences between various geographies and we believe we are generally well positioned for the current environment.

The aerial work platforms market continues to be somewhat bifurcated with North America flat to moderately down and international still relatively strong. The European market, which includes Eastern Europe and the Middle East, remains quite strong, although expectations for 2008 are for almost as strong growth compared to the last two years. Asia Pacific and Latin America are robust as well, and we expect these trends to continue.

Globally, the construction equipment market for traditional products is quite varied. North America continues to be depressed but stable. Europe overall remains strong with Eastern European countries continuing their very strong growth and Western Europe showing moderate growth. Middle East, Africa and Asia are very strong markets.

The end markets driving materials processing and mining products also remain globally strong and still positive in the U.S. These markets are nonresidential infrastructure and commodity-based mining categories. With the continuing strength in commodity pricing, we have a robust level of quotations and orders particularly in Australia and Asia.

Cranes is all about the large infrastructure projects under development around the world and is likely to remain this way for some time. The North Americahousing market is having a modest negative impact on the small end of the range, but overall the applications where cranes are most desired and profitable are very strong, particularly the mid-size and larger sizes of product ranges. The overall robust demand is something our team tells me we have never seen before, at least in recent times.

Lastly the U.S. roadbuilding industry continues to be flat to down and utility product categories are flat to slightly up.

Let's discuss what this means for Terex. 2007 was a very good year and we are very proud of what we were able to accomplish. We made excellent progress in expanding our global reach as measured by 70% of our net sales were outside the U.S. market. We continue to improve our core operations and service to customers. The team is optimistic heading into 2008.

The Aerial Work Platforms business performed very well in the quarter. The North American aerial work platforms market was slightly softer in Q4 than what we expected, down high single digits compared to Q4 2006. Europe continues to be quite buoyant and most of our Asia Pacific business continues to be very strong. Latin America is up significantly from a year ago. Overall our international business grew nearly 50% in the quarter. The 2007 year finished pretty much where we thought it would and AWP had a very good cash conversion for the quarter, indicating our improving working capital situation.

Going into 2008, we expect that the North America market will be a little choppy, although we are seeing some encouraging order rates so far with our larger customers. The tone of the market is probably a bit better than what we might have thought a few months ago. Our other markets continue to be strong to very strong although we don't expect another year of 40 plus percent growth rates outside the U.S. That said, for the overall segment we are expecting mid to high single digit revenue growth. Backlogs are flat from a year ago and in line with our expectations. We are working diligently to keep our lead times reasonable.

Moving on to the Construction segment, they continue to make solid progress. While our U.S. business has softened substantially—down mid teens percentage—it represents approximately 13% of this segment's net sales. We are generally in line with the market, although in several products we are making small share gains. The weak U.S. dollar has continued to negatively effect our U.S. competitiveness with our primarily European based plants and these issues are clearly being factored into our longer-term plans. The strength of our Eastern European, African and Middle Eastern business has more than offset any weakness in the U.S., and we expect these markets to continue these aggressive growth patterns. The Western European markets may moderate somewhat as the year progresses. Our backlog has more than doubled from a year ago and our profit margins are strengthening. We expect low to mid teens percentage increase in revenue in 2008. The recently announced acquisition of ASV is very exciting. We think they've got a terrific product line and a terrific management team and we look forward to closing the transaction.

Terex Cranes continues its strong growth. With the exception of continuing weakness in North America for small truck cranes and boom trucks, all regions demonstrated very robust demand, particularly in the Middle East. Backlog is at record levels, over $2 billion in shippable orders in the next twelve months and we are very aggressively working to increase the build capacity in our plants. As Phil mentioned, with 32% growth in Q4 and 58% improvement in operating profit, we are very pleased with the trajectory of this segment and expecting mid to high teens increases in revenue this year in 2008.

Materials Processing & Mining also continues to be very strong with backlog up almost 75%.

As Phil mentioned, our margin was somewhat reduced by the heavy mix of mining trucks in the fourth quarter. The underlying profitability of all the separate businesses is on the right track. They also had a terrific cash conversion quarter. With the continued growth in this segment, we are expecting mid to high teens increases in revenue growth. We are aggressively working on capacity bottlenecks and site preparation will start shortly at our new materials processing plant near Bangalore, India, with production starting around year end. This will be the first plant of three to be part of a manufacturing campus for

Terex. Our acquisition in November of 2007 of Superior Highwall is turning out to be a great add for the Terex family.

Our Roadbuilding, Utility Products and Other segment, despite aggressive cost reductions, continues to struggle. Overall, our sales were down almost 10% for the year virtually completely driven by the concrete mixer truck business. The root cause is the mixer market shrinking by over 50% tied to U.S. housing and roadbuilding.

Utilities, basically, had a flat year in revenue and profitability but made significant progress in operating improvements that will show results in 2008. We are seeing some minor improvements in order rates particularly in our Utilities business. Our concrete mixer truck business is full for the next few months and is stable. While we expect the revenue to be about flat with 2007 for this segment, we should see improved margins. Phil has already covered the non-operating items and expenses that were shown in this segment for 2007.

Moving on to our key initiatives, the supply management team is up and running. The team is focused on cost reduction from leveraging our global spend, as well as bringing additional focus to supplier capacity and delivery challenges. We are challenged moderately with supply chain capacities and deliveries, with the situation improving as we expand our base of capable partners. Substantial effort has gone into improving our materials planning and forecasting methods and we're seeing improvement in some other areas as a result, such as fill rates for parts and lead times. With the working capital of Terex dropping to 18.5% of sales, I am pleased with our progress. We are in the process of starting sourcing teams in India and China to fully support our quality, delivery and cost objectives. These teams will be up and running in the next few months.

One key area I'd like to cover is material pricing. In the last few days there are indications of significant iron ore price increases to Asian steel makers. We are monitoring this closely and putting together contingency plans accordingly for potential steel price increases. It is unclear what the impact will be, but it is of concern.

Internally within Terex, we recently rolled out eight key initiatives to help drive additional value to our businesses by working together. In addition to the supply management initiative, the initiatives include new product identification and development processes; diversity and inclusion--how to insure we continue to find and attract the broadest available talent in the marketplace; Terex Business System education and assessment; developing markets and strategic accounts, which we announced that Steve Filipov will head up; aftermarket service and logistics; customer satisfaction; and, of course, the Terex Management System with our new ERP-based IT system. I won't get into the specifics of these other than to say each are critical to our future success and we will update you periodically in the future. At this point I will turn it back over to Ron.

Ron DeFeo - Terex Corp - Chairman & CEO

Thanks, Tom. Now I would like to comment on the 2008 outlook. We surely understand that the financial headwinds are hard to read right now. We look for signs everyday of change and how these changes may affect our business. So far our customers have endured because the work is there and the need remains, and because much of this need is outside of the United States, the risk is moderated somewhat. We will obviously pay close attention to the economic conditions and adapt accordingly as the 2008 year progresses.

With rental companies in the U.S. being much better managers of fleet, we do not expect they will need to access capital markets in 2008 to support their purchases of equipment. In other words, internal cash flow and normal fleet rotation is what we expect. Furthermore, there is much we already know about our 2008 opportunities from our customers. The geography of our business and the backlog that we have tell us a lot. What we know gives us confidence that we will have another great year at Terex. We think the fundamentals are strong and the negative market trends in the U.S. and perhaps in some markets in Europe will not overwhelm the positive momentum in our business. We specifically expect to substantially grow revenue and believe we will end the year with net sales in the $10 to $10.5 billion range. We do not think we will get the lift from currency that we did in 2007. So this growth is mostly internally generated.

Earnings per share are expected to be in the $6.65 to $7.15 range. This is a pretty nice growth over 2007. We expect the split to be about even between the first and second halves of the year but frankly, as a maker of big equipment, the revenue can be lumpy as you saw in 2007, in particular with our strong fourth quarter. We have a hard time calendarizing the business in a more definitive way. We do believe the first quarter will be about 35 to 40% of our first half, however. In summary, we continue to improve. We expect our tomorrow to be better than today. We see lots of opportunity in the future. Now, let me open it up to your questions.